NEWS

RELEASE___________________________________________________

FOR IMMEDIATE RELEASE

CONTACT: Chris L. Nines

(512) 434-5587

TEMPLE-INLAND INC. REPORTS FOURTH QUARTER

AND FULL YEAR 2005 RESULTS

AUSTIN, TEXAS, February 6, 2006--Temple-Inland Inc. today reported fourth quarter 2005 net income of $24 million, or $0.21 per diluted share, compared with fourth quarter 2004 net income of $53 million, or $0.46 per diluted share, and third quarter 2005 net income of $38 million, or $0.33 per diluted share.

As reflected in the table below, results for fourth quarter 2005 include after-tax special charges of $0.09 per share, principally related to the repositioning of the wholesale mortgage operation, converting facility closures, early retirement of debt securities, and previously discontinued operations.

	Fourth Quarter		Third Quarter

	2005	2004	2005

Net income per dil. share as reported	$0.21	$0.46	$0.33

Special items	0.09	(0.04)	0.14

Net income per diluted share, excluding special items	$0.30	$0.42	$0.47

Average shares outstanding – diluted	113.0	113.0	114.1

Shares and per share amounts reflect the effect of the two-for-one stock split on April 1, 2005.

For the year, net income was $176 million, or $1.54 per diluted share, compared with 2004 net income of $160 million, or $1.42 per diluted share. The table below reflects 2005 and 2004 net income per diluted share, excluding special items.

	Year

	2005	2004

Net income per dil. share as reported	$1.54	$1.42

Special items	0.36	0.22

Net income per diluted share, excluding special items	$1.90	$1.64

Average shares outstanding – diluted	114.5	112.4

Corrugated Packaging

Segment Operating Income	4th Qtr. 2005	4th Qtr. 2004	3rd Qtr. 2005	Full Year 2005	Full Year 2004
($ in Millions)	($3)	$24	$15	$120	$96

Corrugated packaging reported full-year 2005 operating income of $120 million, compared with 2004 operating income of $96 million. This increase was driven primarily by business improvement factors of higher volumes and lower mill and converting costs, which offset negative market related factors, including increased costs for energy and freight.

Earnings in fourth quarter 2005 compared with fourth quarter 2004 were negatively affected by lower box prices, and higher energy, freight and wood costs. Compared with third quarter 2005, earnings were negatively affected by scheduled mill maintenance outages, impact of Hurricane Rita, lower volumes attributable to seasonality and three less shipping days, and higher costs, principally related to energy and freight.

Average prices for corrugated containers in fourth quarter 2005 were down 4% compared with fourth quarter 2004 and essentially flat compared with third quarter 2005. The average cost of recycled fiber in fourth quarter 2005 was down 19% compared with fourth quarter 2004 and down 18% compared with third quarter 2005.

On a volume per workday basis, shipments of corrugated containers were up 4.0% in fourth quarter 2005 compared with fourth quarter 2004, and up 3.7% compared with third quarter 2005. Shipments increased despite the closure of four box plants since fourth quarter 2004. Actual shipments were down 1% in fourth quarter 2005 compared with third quarter 2005 due to seasonality and three less shipping days. Shipments were up 2.5% on a volume per workday basis in 2005 compared with 2004.

Forest Products

Segment Operating Income	4th Qtr. 2005	4th Qtr. 2004	3rd Qtr. 2005	Full Year 2005	Full Year 2004
($ in Millions)	$62	$50	$64	$238	$215

Forest products reported full-year operating income of $238 million in 2005, a record level for the second consecutive year. In addition, fourth quarter 2005 operating income of $62 million was a record fourth quarter.

Despite the impact of higher energy, chemical and wood costs, operating income in fourth quarter 2005 compared favorably with fourth quarter 2004 principally due to increased high-value land sales, and a $6 million gain on sale of timberland to TEMCO (a real estate joint venture between Temple-Inland and Cousins Properties). Operating income in fourth quarter 2005 compared with third quarter 2005 was negatively affected by higher energy costs.

Fourth quarter 2005 operating income included $10 million from high-value land sales compared with $7 million in fourth quarter 2004 and $3 million in third quarter 2005. The average sales price per acre of high-value land in fourth quarter 2005 was approximately $6,900 per acre. High value land sales averaged $7,300 per acre for 2005 compared with $7,100 in 2004.

Average lumber prices in fourth quarter 2005 were up 4% compared with fourth quarter 2004, but down 6% compared with third quarter 2005. Gypsum prices were up 22% compared with fourth quarter 2004, and up 6% compared with third quarter 2005. Particleboard prices were down 8% compared with fourth quarter 2004, and down 2% compared with third quarter 2005.

Shipments for lumber and particleboard were up in fourth quarter 2005 compared with fourth quarter 2004 and essentially flat compared with third quarter 2005. Shipments for gypsum were up in fourth quarter 2005 compared with fourth quarter 2004, but down compared with third quarter 2005.

Financial Services

Segment Operating Income	4th Qtr. 2005	4th Qtr. 2004	3rd Qtr. 2005	Full Year 2005	Full Year 2004
($ in Millions)	$55	$58	$67	$220	$207

Financial services reported full-year operating income of $220 million for 2005, a record level for the second consecutive record year.

Earnings in fourth quarter 2005 were lower compared with fourth quarter 2004 principally because of a more normalized loan loss provision. Earnings were lower in fourth quarter 2005 compared with third quarter 2005 principally due to repositioning of the wholesale mortgage operation and a more normalized loan loss provision. The sale of the wholesale mortgage operation was completed in January 2006.

Comments

In announcing fourth quarter and full year 2005 results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc. said, "Improved operating results achieved during 2005 reflect continued benefits from our strategic initiatives, cost reduction efforts, and improving market conditions.

“During 2005, our containerboard mill system achieved higher production, improved efficiency, and lower unit cost. With four less box plants in our system in 2005 versus 2004, our box shipments were up 2.5% in 2005, compared with 0.6% for the industry, on a volume per workday basis. Temple-Inland and the industry generated strong shipment growth in fourth quarter 2005. Our box shipments have outpaced the industry for the past two years, despite the closure of eleven box plants since third quarter 2003. This reduction in box plants, coupled with our growth in shipments, has resulted in improved asset utilization and lower costs.

“In 2005, our corrugated packaging operation generated $67 million in business improvements, resulting in $210 million in business improvements since 2003. We are on target to generate an additional $90 million in business improvements in the future from lower mill and converting costs and continued volume growth. In addition, market conditions are improving, and we expect higher box pricing in first quarter 2006.

“Forest products achieved record earnings for the second consecutive year, reflecting improved market conditions for our products and continued focus on low-cost operations. In January 2006 we acquired Caraustar’s interest in Standard Gypsum. These operations are low cost and located near some of the fastest growing markets in the South. Our gypsum business continues to generate very good earnings and returns.

“Financial services achieved record earnings for the second consecutive year. In fourth quarter 2005, we announced repositioning of the wholesale mortgage operation. The sale was completed in January 2006 which eliminated 250 positions, lowered costs, and reduced risk, positioning financial services for continued strong financial performance going forward.”

In conclusion, Mr. Jastrow said, “We remain committed to maximizing long-term value and returning cash to shareholders. During fourth quarter 2005 we repurchased 1.5 million shares. We have 3.5 million shares remaining under our current share repurchase authorization. In February 2006, our Board of Directors increased the dividend 11% to $1.00 per share, the fourth consecutive annual increase. We believe there is significant opportunity to create shareholder value through our new fourth line of business – Real Estate, which we will report as a separate segment in first quarter 2006.”

The company will host a conference call on February 6, 2005, at 9:00 a.m. ET to discuss results of the fourth quarter. The meeting may be accessed through Temple-Inland’s Internet site or by conference call. To access through Temple-Inland’s internet site, www.templeinland.com, click on "Investor Relations - Conference Call." To access by conference call, listeners calling from North America should dial 1-800-901-5217 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-786-2964. The passcode is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The passcode for the replay is 10493661.

Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements reflect management’s current views with respect to future events and are subject to risks and uncertainties. Factors and uncertainties that could cause our actual results to differ significantly from the results discussed in the forward-looking statements include, but are not limited to: general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; the availability and price of raw materials we use; fluctuations in the cost of purchased energy; fluctuations in the costs we incur to transport the raw materials we use and the products we manufacture; assumptions related to pension and post-retirement costs; assumptions related to accounting for impaired assets; the collectibility of loans and accounts receivable and related provisions for losses; competitive actions by other companies; changes in laws or regulations and actions or restrictions of regulatory agencies; the accuracy of certain judgments and estimates concerning our integration of acquired operations; our ability to execute certain strategic and business improvement initiatives; and other factors, many of which are beyond our control. Our actual results, performance, or achievement could differ materially from those expressed in, or implied by, these forward-looking statements, and accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. We expressly disclaim any obligation to publicly revise any forward-looking statements contained in this release to reflect the occurrence of events after the date of this release.

TEMPLE-INLAND INC. AND SUBSIDIARIES

(UNAUDITED)

	Fourth Quarter		For the Year
	2005	2004	2005	2004
	(Dollars in millions, except per share amounts)

Total revenues	$1,212	$1,184	$4,888	$4,750

Income from continuing operations	$26	$52	$176	$157
Discontinued operations	(2)	1	-	3
Net income	$24	$53	$176	$160

Diluted earnings per share:
Income from continuing operations	$0.23	$0.45	$1.54	$1.39
Discontinued operations	(0.02)	0.01	-	0.03
Net income	$0.21	$0.46	$1.54	$1.42

Average shares outstanding – diluted	113.0	113.0	114.5	112.4

Business Segments

	Fourth Quarter		For the Year
	2005	2004	2005	2004
	(Dollars in millions)
Revenues
Corrugated packaging	$673	$687	$2,819	$2,736
Forest products	260	232	1,031	971
Total manufacturing	933	919	3,850	3,707
Financial services	279	265	1,038	1,043
Total revenues	$1,212	$1,184	$4,888	$4,750

Income
Corrugated packaging	$(3)	$24	$120	$96
Forest products	62	50	238	215
Financial services	55	58	220	207
Total segment operating income	114	132	578	518
Expenses not allocated to segments
General and administrative	(24)	(22)	(91)	(79)
Share-based compensation	(7)	(4)	(26)	(14)
Other operating income (expense)	(10)	(27)	(90)	(76)
Other non-operating income and (expense)	(3)	2	-	-
Parent company interest	(27)	(28)	(109)	(125)
Income before taxes	43	53	262	224
Income (taxes) benefit	(17)	(1)	(86)	(67)
Income from continuing operations	26	52	176	157
Discontinued operations	(2)	1	-	3
Net income	$24	$53	$176	$160

(a)	Diluted earnings per share and average shares outstanding – diluted have been adjusted to reflect our two-for-one stock split distributed on April 1, 2005.
(b)

Income (taxes) reflect one-time benefits of 6 percent in 2005 resulting from the sale of a foreign subsidiary and 8 percent in 2004 (36 percent in fourth quarter 2004) resulting from the resolution of tax examinations.

(c)

As previously announced, in January 2005, we changed our method of accounting for our corrugated packaging inventories from the LIFO method to the average cost method, which approximates FIFO. As required by generally accepted accounting principles, we have retrospectively applied the average cost method to our 2004 income statements and segment operating results, the effect of which is summarized as follows:

	Corrugated Packaging Segment Operating Income		Income from Continuing Operations		Per Diluted Share
	As Reported	Retrospective Application	As Reported	Retrospective Application	As Reported	Retrospective Application
(In millions, except per share)
2004
Fourth quarter	$ 27	$ 24	$ 54	$ 52	$ 0.47	$ 0.45
For the Year	105	96	162	157	1.44	1.39

TEMPLE-INLAND INC. AND SUBSIDIARIES

(UNAUDITED)

Revenues and unit sales of manufacturing subsidiaries, excluding joint venture operations follows:

	Fourth Quarter		For the Year
	2005	2004	2005	2004
	Dollars in millions
Revenues
Corrugated Packaging
Corrugated Packaging	$663	$660	$2,735	$2,625
Linerboard	10	27	84	111
Total	$673	$687	$2,819	$2,736
Forest Products
Pine lumber (a)	$74	$68	$312	$295
Particleboard	45	43	195	182
Medium density fiberboard	15	27	87	111
Gypsum wallboard	39	29	143	110
Fiberboard	21	15	83	77
Other (a)	66	50	211	196
Total Forest Products	$260	$232	$1,031	971

Unit sales
Corrugated Packaging
Corrugated Packaging, thousands of tons	842	810	3,437	3,366
Linerboard, thousands of tons	53	80	264	320
Total, thousands of tons	895	890	3,701	3,686
Forest Products
Pine lumber, mbf (a)	193	183	777	769
Particleboard, msf	153	137	640	595
Medium density fiberboard, msf	37	57	202	254
Gypsum wallboard, msf	216	196	859	766
Fiberboard, msf	102	76	431	407

Supplemental Financial Information for the Parent Company and its manufacturing subsidiaries follows:

Cash Balance (at qtr. end)	$3	$9
Long-Term Debt (at qtr. end)	$ 1,498	$ 1,485
Capital Expenditures	$67	$106	$224 $	223

(a) We have reclassified prior period revenues and unit sales to conform to current period classification.